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                                                                   EXHIBIT 10.48


                              READ-RITE CORPORATION
                                SUPER BONUS PLAN
                            SUMMARY PLAN DESCRIPTION

1.    OBJECTIVE.

      The Read-Rite Super Bonus Plan ("Plan") is a compensation plan which compensates participating executives for the Company's achievement of extraordinary corporate financial objectives.

2.    PARTICIPATION.

      Participants are designated by the Compensation Committee of the Board (the "Committee"), and must be regular, actively employed, full-time executives of the Company both during the applicable fiscal year and at the time the award is made. The Committee reserves the discretion, however, to add new participants to the Plan during a fiscal year, and to make such adjustments to such new participants' eligibility as it deems fit to reflect participation for less than the full year.

3.    DETERMINATION OF THE SUPER BONUS POOL.

      At the beginning of the fiscal year, the Board will set minimum and maximum Company profit after tax ("PAT") objectives for the fiscal year. The minimum PAT objective will be the sum of the quarterly PAT targets used for the Quarterly Variable Compensation Plan. The Board will also set the percentage of the aggregate PAT between such minimum and maximum targets which the Company will accrue as the pool available for awards under the Plan.

4.    PLAN STRUCTURE.

      A. This Plan will not constitute a qualified plan under the provisions of the Internal Revenue Code of 1986, as amended ("the Code"), or any applicable state laws.

      B. Each participating executive's target bonus eligibility will be the same percentage of the executive's base salary used for the quarterly variable compensation program ("1x") when Company performance for the fiscal year exceeds the PAT objective by 25%, up to a maximum of twice such percentage ("2x") when the Company's performance for the fiscal year exceeds the PAT objective by 50%.

      C. Awards begin to accrue if the Company's financial performance exceeds the PAT target for the year, and increases on a straight-line basis to 1x at 25% over the PAT target for the year, up to a maximum of 2x at 50% over the PAT target for the year.

      D. Awards under this Plan will be paid in cash, in full, at the time of the award.

      E. Distributions under the Plan will be provided to participants as soon as practical following the end of the fiscal year. The Company will withhold statutory federal, state and local taxes from any distribution as applicable.


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5.    GENERAL.

      A. This Plan applies to the Company's 1997 fiscal year, and shall be reviewed, and in the Committee's sole discretion, revised for subsequent fiscal years.

      B. The Company's Compensation Department shall provide the Committee and the Chairman/CEO and President/COO administrative guidance to operate the Plan and secure appropriate approvals.

      C. The Company reserves the right to amend or terminate this Plan at any time, with or without notice.

      D. Neither this Plan nor any provision within this Plan constitutes a contract of employment between the Company and any Plan participant. All employment with the Company is "at will," and thus may be terminated at any time, with or without cause.

      E. None of the benefits, payments, proceeds, or claims of a participating executive shall be subject to any claim of any creditor of such executive, and in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of the executive, nor shall the executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive under this Plan.

      F. In the event of any dispute regarding the application of this Plan, the Committee shall make a determination and that decision will be final and binding.